EXHIBIT 10.1

Restricted Stock Executive Award

Effective as of January 12, 2007 (“Grant Date”), the Company hereby grants to [Participant] certain rights to ownership of up to: [# shares] total Restricted Shares on the Terms of this Agreement, the attached Program, and the 2004 Sypris Equity Plan (“Plan”) as follows:

Vesting Dates	# of Shares Vesting
January 12, 2011	[# shares]

Intending to be legally bound by all such Terms, I acknowledge the sole authority of the Committee to interpret such Terms, the forfeiture of my rights upon any termination of my employment under such Terms and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing, the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.                      PARTICIPANT

By:                                             Signature:

Name:                                    Name:

Title:                                    Title:

STANDARD TERMS OF AWARDS GRANTED UNDER
THE 2007 SPECIAL INCENTIVE EXECUTIVE AWARD PROGRAM
OF THE 2004 SYPRIS EQUITY PLAN (FOR [executive officer] PARTICIPANTS)

1.  Purpose of the Program. The Company’s 2007 Special Incentive Executive Award Program (the “Program”) under the 2004 Sypris Equity Plan (“Plan”) shall be effective for all Awards incorporating these Terms, to advance the Company’s growth and prosperity by providing long-term financial incentives to its executives and certain other key employees, and to further the Company’s philosophy of equity ownership and incentives.

2.  Restricted Shares. Each “Restricted Share” is one Share of the Common Stock (subject to adjustments per the Plan) which is subject to forfeiture as provided herein. Unless otherwise determined by the Committee, grants of Restricted Shares will vest 100% on the fourth anniversary of its Grant Date (the “Vesting Date”), unless forfeited before such Vesting Date. All Restricted Shares will be held by the Company until their Vesting Dates, and physically distributed to the Participant thereafter, with any legends required by applicable Rules. Participants may vote and receive cash dividends on such Restricted Shares, as applicable, after the Grant Date.

3.  Retirement or Disability. In the event of any retirement after age 65 or qualification to receive long-term disability benefits under the Company’s then current policies, such retirement or disability period shall be treated as a period of employment for purposes of the accrual of rights hereunder, including any vesting or exercise rights.

4.  Leaves of Absence. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

5.  Other Terminations. If employment is terminated other than for retirement, death or disability, each unvested Option or Restricted Share will be forfeited immediately and the Participant will have up to thirty (30) days in which to exercise any vested Options. In the event of death, all unvested Awards will be immediately vested, and the Participant’s representative or estate shall have one (1) year in which to exercise any Options.

6.  Administration. The Committee shall have complete authority to administer or interpret the Program or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Program or any Award Agreements (including to establish or amend any rules regarding the Program that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the Program will be final.

7.  Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

7.1.  No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the Program or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

7.2.  Taxes. The Participant must pay in cash, surrender Shares or Options of then-equivalent value, or otherwise arrange (to the Committee’s satisfaction) for all tax withholding obligations.

7.3.  Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules and revocation at any time.